Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
May 4, 2016
CEDAR FAIR REPORTS RECORD START TO 2016

•	Company anticipates its seventh consecutive year of record-setting performance in 2016, driven by its strong menu of new attractions and growth initiatives

•	Declares quarterly cash distribution of $0.825 per unit payable on June 15, 2016
SANDUSKY, OHIO, May 4, 2016 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced positive results for the first quarter ended March 27, 2016.
Highlights

•
First quarter net revenues up $12 million to $58 million compared with the first quarter ended March 29, 2015, a result of continued strength at the Company’s only year-round amusement park, Knott’s Berry Farm.

•	Positive early-season trends for advance season pass sales, All-Season Dining sales and group bookings.

•	Pre-season operating costs are in-line with the Company’s expectations.

•	Quarterly cash distribution of $0.825 per Limited Partner (LP) unit declared payable on June 15, 2016, consistent with an annual rate of $3.30 per LP unit in 2016.

•	The Company expects to reach its FUNforward 2.0 long-term Adjusted EBITDA goal of $500 million earlier than its original target of 2018.
Commenting on the Company’s first-quarter results, Matt Ouimet, Cedar Fair’s president and chief executive officer, said, “Historically, our first quarter represents less than 5 percent of our full-year revenues because the majority of our parks are not open in the first quarter. While it is too early to see definitive trends at this point in the year, we are encouraged by the early-season strength across all aspects of our business, including advance season pass sales, All-Season Dining sales and group bookings.
“We are particularly pleased with the early-season performance of Knott’s Berry Farm and its third annual Boysenberry Festival,” added Ouimet. “This multi-week, multi-generational spring-time event is a great example of how we are leveraging the unique regional brand each park has to offer. We are equally pleased with the over-whelmingly positive public response to our capital program this year across all of our parks. In fact, today is Media Day at Cedar Point, where we are excited to be introducing our latest world-record-breaking roller coaster - Valravn - the world’s tallest, fastest and longest dive coaster. We expect our investments in world-record-breaking roller coasters, water park

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Start to 2016
May 4, 2016

expansions, family attractions and digital innovations to be key factors in producing another record year for Cedar Fair in 2016.
“We also continue to move forward on other long-term projects, including the introduction of our new digital imaging platform, FunPix; the expansion of our new mobile app platform and parkwide Wi-Fi at our five largest properties; and the recent groundbreaking of the Cedar Point Sports Center, which will begin hosting youth-sports tournaments in 2017,” said Ouimet. “We are confident these transformative long-term investments will provide our guests with a greater overall experience at our parks, as well as produce very attractive returns to our investors for many years to come.”
First-Quarter Results
For the first quarter ended March 27, 2016, Cedar Fair’s net revenues were $58 million, an increase of $12 million, or 25%, compared with the first quarter ended March 29, 2015. Strong revenue trends were driven by the continued solid performance of Knott’s Berry Farm and strong opening weekends at Carowinds, Kings Dominion and Great America. In the quarter, the Company generated record attendance, along with increases in all revenue categories, including admissions, food and beverage, merchandise, games and accommodations.
Operating costs and expenses for the first quarter of 2016 were $116 million, an increase of $7 million, or 6%, from the first quarter of 2015. The increase was in-line with Company expectations for the quarter and reflects higher costs to support the increased attendance and guest spending in the quarter, higher labor costs due to normal merit increases and market/minimum-wage rate increases; and higher operating and maintenance supplies and expenses as the Company continues to support investments made in the infrastructure of its parks.
The net loss for the quarter totaled $48 million, or $0.87 per diluted LP unit, versus a net loss of $84 million, or $1.50 per diluted LP unit, for the first quarter a year ago.
Distribution Declaration
The Company also announced the declaration of a cash distribution of $0.825 per LP unit. The distribution will be paid on June 15, 2016, to unitholders of record as of June 3, 2016. The distribution is a result of the Company’s strong performance and expectations for continued future growth and is consistent with its targeted annualized distribution rate of $3.30 per LP unit for 2016.
Outlook
“Our long-term strategy is working well as we continue to generate solid increases across all aspects of our business, including record attendance, in-park guest per capita spending and out-of-park revenues,” said Ouimet. “We remain focused on providing the best and highest value in family entertainment at all of our parks. We are confident the record-setting trends that we have produced over the past several years will continue into 2016 and for many years to come.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Start to 2016
May 4, 2016

The Company anticipates achieving its FUNforward 2.0 long-term growth goal of $500 million in Adjusted EBITDA earlier than its original target date of 2018.
Beyond its strong capital program, Cedar Fair continues to expand its existing initiatives that have already proved to be successful in their early development phases, and has identified many additional long-term opportunities. Over the next several years, the Company expects to benefit from an expanded Customer Relationship Management platform; new season-extending special events; improvements and expansion of its resort accommodations; a more robust e-commerce platform; new culinary experiences; and the expansion of strategic third-party partnerships. The Company will also continue to apply digital innovations in all aspects of its business to enhance the overall guest experience, promote sharing and online socialization, and provide greater capital and operating cost efficiencies.
“We are very proud of what we have accomplished and remain excited about the opportunities we have to continue to grow our business going forward," concluded Ouimet.
Conference Call
The Company will host a conference call with analysts today, Wednesday, May 4, 2016, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair website (www.cedarfair.com) under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Wednesday, May 18, 2016. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 9246636.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Start to 2016
May 4, 2016

assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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This news release and prior releases are available online at http://ir.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Start to 2016
May 4, 2016

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended
	3/27/2016	3/29/2015
Net revenues:
Admissions	$28,660	$22,783
Food, merchandise and games	21,767	17,944
Accommodations, extra-charge products and other	8,011	6,090
	58,438	46,817
Costs and expenses:
Cost of food, merchandise, and games revenues	6,237	5,588
Operating expenses	84,604	78,130
Selling, general and administrative	25,612	25,818
Depreciation and amortization	5,191	4,011
Loss on impairment / retirement of fixed assets, net	2,612	2,903
	124,256	116,450
Operating loss	(65,818)	(69,633)
Interest expense	19,787	20,532
Net effect of swaps	1,842	(116)
Unrealized/realized foreign currency (gain) loss	(19,561)	38,218
Interest income	(18)	(40)
Loss before taxes	(67,868)	(128,227)
Benefit for taxes	(19,382)	(44,394)
Net loss	(48,486)	(83,833)
Net loss allocated to general partner	—	(1)
Net loss allocated to limited partners	$(48,486)	$(83,832)

Net loss	$(48,486)	$(83,833)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(4,395)	7,214
Unrealized loss on cash flow hedging derivatives	(2,631)	(2,439)
Other comprehensive income (loss), (net of tax)	(7,026)	4,775
Total comprehensive loss	$(55,512)	$(79,058)
Basic loss per limited partner unit:
Weighted average limited partner units outstanding	55,877	55,820
Net loss per limited partner unit	$(0.87)	$(1.50)
Diluted loss per limited partner unit:
Weighted average limited partner units outstanding	55,877	55,820
Net loss per limited partner unit	$(0.87)	$(1.50)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Start to 2016
May 4, 2016

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA

(In thousands)	3/27/2016	3/29/2015

Cash and cash equivalents	$64,551	$19,725
Total assets	$2,003,760	$1,942,058
Long-term debt, including current maturities:
Revolving credit loans	$65,000	$57,000
Term debt	601,359	599,145
Notes	938,542	936,689
	$1,604,901	$1,592,834
Total partners' equity	$(41,806)	$(21,192)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233